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                                                                     EXHIBIT 3.5


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       MOLECULAR SIMULATIONS INCORPORATED

         Molecular Simulations Incorporated (hereinafter called the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows, pursuant to Section 245 of the General Corporation Law of the State of Delaware:

         FIRST: That the Corporation was originally incorporated on June 20, 1985 as Polygen Merger Corporation, a Delaware corporation.

         SECOND: That the Board of Directors of the Corporation, at a meeting held on ___________, 1997, adopted a resolution setting forth a proposed Restated Certificate of Incorporation of the Corporation and directed that such proposed Restated Certificate of Incorporation be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed Restated Certificate of Incorporation is as follows:

         RESOLVED:    That effective upon the closing of the Corporation's first firm commitment underwritten public offering of shares of Common Stock in which the Corporation shall receive gross proceeds from the sale of such shares to the public of at least $10,000,000, it is advisable and in the best interests of the Corporation that the Restated Certificate of Incorporation of the Corporation, as amended to date, be further amended and restated so that it reads in its entirety in substantially the form attached hereto as Appendix I.

         THIRD: That the stockholders of the Corporation duly adopted such resolution by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware, and written notice of the adoption of such resolution has been given as provided in Section 228(d) of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         FOURTH: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.


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         IN WITNESS WHEREOF, Molecular Simulations Incorporated has caused this
Restated Certificate of Incorporation to be signed by Michael J. Savage, its President, and attested to by David B. Hiatt, its Secretary, this __ day of _________, 1997.

                                         MOLECULAR SIMULATIONS INCORPORATED


                                         By:___________________________________
                                              Michael J. Savage, President

ATTEST:


By:___________________________________
     David B. Hiatt, Secretary



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                                   APPENDIX I

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       MOLECULAR SIMULATIONS INCORPORATED

         FIRST. The name of this corporation is Molecular Simulations Incorporated (the "Corporation").

         SECOND. The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH. The Corporation is authorized to issue one class of stock to be designated "Common Stock." The total number of shares which the Corporation is authorized to issue is twenty-five million (25,000,000) shares, each having a par value of one-tenth of one cent ($0.001).

         The preferences, voting powers, qualifications, special or relative rights or privileges of the Common Stock are as follows.

         1. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.

         2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors.

         3. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders. In any such dissolution or liquidation of the Corporation, the assets available for distribution to the holders of Common Stock shall be distributed in equal amounts per share.

         FIFTH. The Corporation is to have perpetual existence.

         SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:


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         A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

         B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

         C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

         SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability or any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         EIGHTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.


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